Exhibit 99.77(q)(1)

ITEM 77Q-1 Exhibits

(a)(1)	Certificate of Amendment and Declaration of Trust and Redesignation of Series effective October 23, 2015 (Voya Growth Opportunities Fund is redesignated to Voya Large Cap Growth Fund) – Filed herein.

(e)(1)	Amended Schedule A effective November 2015 with respect to the Sub-Advisory Agreement between Voya Investments, LLC and Voya Investment Management Co. LLC – Filed herein.